*State of New York }*
*Department of State }* *ss:*

*I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and that the same is a true copy of said original.*

*Witness my hand and seal of the Department of State on* **September 21, 2006**

*Special Deputy Secretary of State*

DOS-1266 (Rev. 11/05)

F920107000072

CERTIFICATE OF CHANGE

OF

SAYETT GROUP, INC.

Under Section 805-A of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation is:

SAYETT GROUP, INC.

2. The certificate of incorporation was filed by the Department of State on the 27th day of September, 1989, under THE name Sayett Acquisition Company, Inc.

3. The certificate of incorporation is hereby changed:

To change the Paragraph which sets forth the post office address to which the Secretary of State shall mail a copy of any process served against the corporation.

The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

The Corporation
17 Tobey Village Office Park
Pittsford, New York 14534

4. The change to the certificate of incorporation was authorized first by the board of directors and then by vote of the majority of all outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, the undersigned hereby affirms that the statements made herein are true under the penalties of perjury.

Dated: Dec. 18, 1991

William J. Betteridge
President

John L. Bolane
Secretary